SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ---------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 1)*


                               Niku Corporation
-----------------------------------------------------------------------------
                               (Name of Issuer)


                  Common Stock, par value $0.0001 per share
-----------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  654113109
-----------------------------------------------------------------------------
                                (CUSIP Number)


                              December 31, 2001
-----------------------------------------------------------------------------
           (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this
  Schedule is filed:

     [  ]  Rule 13d-1(b)

     [  ]  Rule 13d-1(c)

     [X ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------------------------------------
CUSIP No. 654113109             SCHEDULE 13G                       Page 2 of 9
------------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Farzad Dibachi
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [X]
                                                           (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     9,822,380
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        9,822,380
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,822,380
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                             [X]
         See Item 4.
------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.4%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)
         IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CUSIP No. 654113109             SCHEDULE 13G                       Page 3 of 9
------------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Rhonda Dibachi
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [X]
                                                           (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     9,822,380
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        9,822,380
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,822,380
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                             [X]
         See Item 4.
------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.4%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)
         IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CUSIP No. 654113109             SCHEDULE 13G                       Page 4 of 9
------------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          The Dibachi Family Trust UDT
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [X]
                                                           (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     9,822,380
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        9,822,380
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,822,380
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                             [X]
         See Item 4.
------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.4%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------

Item 1(a).      Name of Issuer:
                --------------
                Niku Corporation


Item 1(b).      Address of Issuer's Principal Executive Offices:
                ------------------------------------------------
                350 Convention Way, Redwood City, California 94063


Item 2(a).      Names of Persons Filing:
                ------------------------
                Farzad Dibachi, Rhonda Dibachi and The Dibachi Family Trust UDT (the "Trust").


Item 2(b).      Address of Principal Business Office or, if none, Residence:
                -----------------------------------------------------------
                350 Convention Way, Redwood City, California 94063


Item 2(c).      Citizenship:
                -----------
                Farzad Dibachi and Rhonda Dibachi are citizens of the United States of America. The Dibachi Family Trust UDT is organized under the laws of California.


Item 2(d).      Title of Class of Securities:
                ----------------------------
                Common Stock, par value $0.0001 per share (the "Common Stock").


Item 2(e).      CUSIP Number:
                ------------
                654113109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or Rule 13d-2(b) or (c), check whether the person filing is a:
                -----------------------------------------------------------

  (a)   [  ]  Broker or dealer registered under Section 15 of the Exchange Act;

  (b)   [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

  (c)   [  ]  Insurance company as defined in Section 3(a)(19) of the
              Exchange Act;

  (d)   [  ]  Investment company registered under Section 8 of the Investment
              Company Act;

  (e)   [  ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

  (f)   [  ]  An employee benefit plan or endowment fund in accordance with
              Rule 13d-1(b)(1)(ii)(F);

  (g)   [  ]  A parent holding company or control person in accordance with
              Rule 13d-1(b)(ii)(G);

  (h)   [  ]  A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act;

  (i)   [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

  (j)   [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

  If this statement is filed pursuant to Rule 13d-1(c), check this box [   ].

Item 4.       Ownership.
              ---------

         (a)    Amount Beneficially Owned:
                -------------------------
                9,822,380 shares


         (b)    Percent of Class:
                ----------------
                13.4%    (based on the 73,385,914 shares of Common
                          Stock (the "Common Stock") of Niku
                          Corporation (the "Company") reported to be outstanding as of December 1, 2001 by the Company).

         (c)    Number of shares as to which Farzad Dibachi has:
                -----------------------------------------------
               (i)     Sole power to vote or to direct the vote:
                       ----------------------------------------
                       0 shares

               (ii)    Shared power to vote or to direct the vote:
                       ------------------------------------------
                       9,822,380 shares

               (iii)   Sole power to dispose or to direct the disposition of:
                       -----------------------------------------------------
                       0 shares

               (iv)    Shared power to dispose or to direct the disposition of:
                       -------------------------------------------------------
                       9,822,380 shares

         The shares of Common Stock of the Company reported exclude 1,410,000 outstanding shares held by Florence V, LLC. Mr. Dibachi does not participate in any transaction with respect to the Common Stock held by Florence V, LLC and disclaims beneficial ownership of such Common Stock.

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------
              Not Applicable.


Item 6.       Ownership of More Than Five Percent on Behalf of Another Person.
             ---------------------------------------------------------------
              Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
              ---------------------------------------------------------

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------
              See Item 2.

Item 9.       Notice of Dissolution of Group.
              ------------------------------
              Not Applicable.


Item 10.      Certifications.
              --------------
              Not Applicable.

                                  SIGNATURE
                                  ---------

            After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:     February 14, 2002


                                         FARZAD DIBACHI


                                         /s/Farzad Dibachi
                                         --------------------------------------



                                         RHONDA DIBACHI


                                         /s/ Rhonda Dibachi
                                         --------------------------------------



                                         THE DIBACHI FAMILY TRUST UDT


                                         By:    /s/ Farzad Dibachi
                                                ------------------------------
                                                Name:     Farzad Dibachi
                                                Title:    Trustee


                                         By:    /s/ Rhonda Dibachi
                                                ------------------------------
                                                Name:     Rhonda Dibachi
                                                Title:    Trustee

                                                                    Exhibit A
                                                                    ---------
                            Joint Filing Agreement
                          Pursuant to Rule 13d-1(k)

         Farzad Dibachi, Rhonda Dibachi and The Dibachi Family Trust UDT (hereinafter collectively referred to as the "Reporting Persons") each hereby agrees to file jointly a Schedule 13G and any amendments thereto relating to the Common Stock, par value $0.0001 per share, of Niku Corporation, a Delaware corporation, as permitted by Rule 13d-1 of the Securities Exchange Act of 1934, as amended. Each of the Reporting Persons agrees that the information set forth in such Schedule 13G and any amendments thereto with respect to such Reporting Person will be true, complete and correct as of the date of such Schedule 13G or such amendment to the best of such Reporting Person's knowledge and belief after reasonable inquiry. Each of the Reporting Persons makes no representation as to the accuracy or adequacy of the information set forth in such Schedule 13G and any amendments thereto with respect to any other Reporting Persons if any of the Reporting Persons shall promptly notify the other Reporting Persons if any information set forth in such Schedule 13G shall be or become inaccurate in any material respect or if he or she or it learns of information which would require an amendment to such Schedule 13G.

         IN WITNESS WHEREOF, the parties hereto have set forth their hand as of the 21st day of March, 2001.


                                         FARZAD DIBACHI


                                         /s/Farzad Dibachi
                                         --------------------------------------



                                         RHONDA DIBACHI


                                         /s/ Rhonda Dibachi
                                         --------------------------------------



                                         THE DIBACHI FAMILY TRUST UDT


                                         By:    /s/ Farzad Dibachi
                                                ------------------------------
                                                Name:     Farzad Dibachi
                                                Title:    Trustee


                                         By:    /s/ Rhonda Dibachi
                                                ------------------------------
                                                Name:     Rhonda Dibachi
                                                Title:    Trustee